Exhibit 99.1

For Immediate Release

For More Information Contact:
David D. Stovall, President & CEO
Habersham Bancorp
(706) 778-1000 or (800) 822-0316

HABERSHAM BANCORP ANNOUNCES FOURTH QUARTER EARNINGS

CORNELIA, GA.   February 6, 2008,  Habersham Bancorp (NASDAQ: HABC)  reports fourth quarter earnings of $65,000 or $.02 per diluted share, compared to fourth quarter earnings of  $1.2 million or  $.39 per diluted share in 2006.  An additional expense to the provision for loan losses totaling $595,000 was made during the fourth quarter of 2007.

Year-to-date net earnings for the year ended December 31, 2007 was $2.9 million or $1.00 per diluted share, a decrease of 44.5 % when compared to $5.3 million or $1.77 per diluted share for the year ended December 31, 2006.   The decrease was attributable primarily to an increase in nonaccrual loans, which reduced interest income and increased expenses relating to the provision for loan losses.  During 2007, nonaccrual loans increased by $10.4 million, or  2068.7%, and net interest income decreased by $1.7 million, or approximately 8.1%.  The increase in nonaccrual loans resulted principally from a decline in the 1-4 family real estate market in both construction lending and new mortgages.  To maintain an adequate allowance for loan losses, the Company increased the provision for loan losses to $675,000 during 2007.   In addition, increases in interest costs outpaced increases in interest earned as variable rate interest loans repriced at  lower interest rates more quickly than the rates paid on deposit balances as each responded to decreases in the interest rates set by the Federal Reserve Bank.

Total assets of $514.2 million at December 31, 2007, reflects a decrease of $41.5 million from $555.7 million at December 31, 2006.    Management reported that the decrease is due primarily to decreases in cash and cash equivalents and short-term investments in federal funds sold.  The federal funds sold balance increased temporarily as a result of a $78.5 million increase in deposit balances at December 31, 2006 that was paid out during January 2007.  Increases in other real estate, the loan portfolio, investment securities and premises and equipment totaled approximately $11.0 million (2037.3%), $5.4 million (1.6%), $4.3 million (4.9%) and $3.2 million (24.4%) million, respectively, for 2007.  The increase in other real estate properties resulted primarily from foreclosures of construction loans secured by 1-4 family properties located in the metro Atlanta area and surrounding counties.  The net increase in the loan portfolio resulted primarily from activity within the commercial lending portfolio.

Expansion efforts for 2007 resulted in the purchase of properties in Hall and Warren counties for new office locations.  The Warrenton Office was moved from a downtown location to a new site to improve operational efficiency.  Construction on the Hall county Flowery Branch Office began in 2007 with an estimated completion date of 4th quarter 2008.  Also, a branch office was placed into operation for the Flowery Branch area during December 2007 in order to provide service during the construction phase of the new building.

A decrease in total shareholders’ equity of approximately $1.4 million resulted from a stock repurchase program and dividends paid during 2007 of approximately $2.2 million and $2.6 million, respectively, offset by year-to-date earnings of approximately $2.9 million.   The Company repurchased 150,000 shares under the repurchase program in October 2007 and paid an additional $.50 per share dividend during December 2007.

HABERSHAM BANCORP FINANCIAL HIGHLIGHTS
(Unaudited) (dollar amount in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended

	December 31,		December 31,
	2007	2006	2007	2006

Earnings Summary
Interest income	$8,690	$9,115	$36,375	$34,460
Interest expense	4,352	3,811	16,847	13,218
Net interest income	4,338	5,304	19,528	21,242

Provision for loan losses	595	-	675	-
Net interest income after provision for loan losses	3,743	5,304	18,853	21,242

Other income	1,085	870	3,863	3,670
Investment securities gains (loss), net	-	-	5	(13)
Other expense	4,918	4,527	18,762	17,194
Earnings before income tax expense	(90)	1,647	3,959	7,705

Income tax (benefit) expense	(155)	483	1,020	2,412

Net earnings	$65	$1,164	$2,939	$5,293

Net earnings per share-basic	$.02	$.39	$1.00	$1.80

Net earnings per share-diluted	$.02	$.39	$1.00	$1.77

Weighted average number of common shares outstanding	2,864,245	2,956,559	2,942,292	2,942,737

Weighted average number of common and common equivalent shares outstanding	2,864,245	2,993,861	2,952,528	2,983,048

Cash dividends declared per common share	$.60	$.09	$.90	$.36

Balance Sheet Summary	December 31, 2007	December 31, 2006

Total Assets	$514,219	$555,738
Loans, net	348,251	342,816
Deposits	390,267	450,629
Shareholders’ Equity	54,182	55,564